EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

      This Agreement and Plan of Reorganization (hereinafter called the "Agreement"), dated as of December 15, 1997, is executed by and between Texas Regional Bancshares, Inc., McAllen, Texas, a Texas corporation ("Texas Regional") and Raymondville Bancorp, Inc., a Texas corporation ("Raymondville").

      Texas Regional operates a commercial banking business in Texas through its wholly owned subsidiary, Texas State Bank, a Texas state banking association ("Texas State Bank"). Texas Regional's wholly owned subsidiary, Texas Regional Delaware, Inc. ("TRD"), has formed a new wholly owned subsidiary corporation, Texas Regional Acquisition Corp. ("TRA"), for purposes of facilitating the transaction herein described. Raymondville operates a commercial banking business in Texas through its wholly owned subsidiary, Bank of Texas ("Bank of Texas"). As used in this Agreement, any reference to the subsidiaries of Raymondville includes any and all direct or indirect subsidiaries of Raymondville, including specifically but without limitation Bank of Texas.

      Rollins M. Koppel is the sole shareholder of Raymondville (the "Shareholder") and he joins into the execution hereof for the limited purpose of evidencing his consent to and approval of the transaction herein described and to confirm that he has heretofore approved the merger transaction as herein described.


                             W I T N E S S E T H:

      This Agreement provides for the merger of Raymondville with TRA, a wholly owned subsidiary of TRD, as a result of which Raymondvllle will be the surviving corporation, pursuant to the terms of this Agreement and Plan of Reorganization. As a result of the merger, the sole shareholder of Raymondville will receive cash, as herein provided, in exchange for his shares of Raymondville common stock. Upon the closing of the transaction, it is anticipated that (i) Raymondville shall be merged with TRA, with Raymondville being the surviving corporation, and the sole shareholder of Raymondville will receive cash in exchange for his shares of Raymondville, and (ii) Bank of Texas will be merged with and into Texas State Bank and Bank of Texas will cease its separate existence.

      As a result of the merger of TRA with and into Raymondville, all rights, privileges, immunities, powers and franchises of each of TRA and Raymondville shall be merged into Raymondville as the surviving corporation. Without any other action, at the Effective Time,
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the surviving corporation shall be vested with all property, real, personal and mixed, of the merging corporations and shall thereafter possess all of the interests, both public and private, of each of the merging corporations and all claims of creditors of each of TRA and Raymondville shall survive and any liens shall be preserved unimpaired in Raymondville as the surviving corporation. All of the foregoing shall be effected pursuant to and as set forth in this Agreement and in a Certificate of Merger (the "Certificate of Merger") to be executed by and among TRA and Raymondville, in the form required by applicable provisions of the Texas Business Corporation Act.

      In addition, at or immediately following the Effective Time of the merger of TRA with and into Raymondville, Bank of Texas will be merged with and into Texas State Bank, and all rights, privileges, immunities, powers and franchises of each of Texas State Bank and Bank of Texas shall be merged into Texas State Bank as the surviving banking association. Without any other action, at the Effective Time, Texas State Bank shall be vested with all property, real, personal and mixed, of Bank of Texas and Texas State Bank and shall thereafter possess all of the interests, both public and private, of each of Bank of Texas and Texas State Bank, and all claims of creditors of each of Texas State Bank and Bank of Texas shall survive and any liens shall be preserved unimpaired in Texas State Bank as the surviving banking association. All of the foregoing shall be effected pursuant to and as set forth in an Agreement of Merger to be executed by and among Texas State Bank and Bank of Texas.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                     ARTICLE

                                 PLAN OF MERGER

      1.1 THE MERGER. Upon and subject to the terms and provisions hereof, at the Effective Time, as hereafter defined, TRA shall be merged with and into Raymondville (the "Merger"). The effect of the Merger is that the separate existence of TRA shall cease. Following approval of such merger transaction by applicable regulatory authorities and the fulfillment of other conditions precedent to such merger transaction as herein described, TRA and Raymondville shall each execute and deliver the Articles of Merger, in the form required by the Texas Business Corporation Act, for filing with the Secretary of State of Texas. At the Effective Time of the Merger, the rights of the sole shareholder of

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Raymondville shall, without the requirement of further action on the part of the shareholder, immediately be converted into the right to receive cash, as herein provided, and such shareholder shall cease to be a shareholder of Raymondville and his share certificate shall for all purposes be deemed only to represent a right to receive the cash consideration to be paid pursuant to this Agreement.

       1.2 CONSIDERATION TO RAYMONDVILLE SOLE SHAREHOLDER.

              1.2.1 At the Effective Time (as hereinafter defined), all of the outstanding shares of Raymondville capital stock shall be converted into the right to receive an aggregate of $9,100,000.00 in cash, payable at the time of closing of the transaction herein described, and evidence, in the form of a safekeeping receipt, that Texas State Bank, Trust Department, is holding an additional aggregate amount of $500,000.00 (the "Koppel Escrow Account"). The Koppel Escrow Account will be held and disbursed pursuant to section 9.11 of this Agreement.

              1.2.2 The consideration to which the sole shareholder of Raymondville becomes entitled shall be delivered by Texas Regional to the shareholder upon surrender of such shareholder's share certificate or certificates evidencing shares of Raymondville stock. A number of Raymondville shares equal to the number of outstanding TRA shares shall then be issued to TRD as the sole shareholder of TRA, in exchange for and in cancellation of TRD's TRA shares. The stock transfer records of TRA shall for all purposes be closed as of the Effective Time, and no transfer of record of any of the shares of TRA capital stock shall take place thereafter.

      1.3 CLOSING. Each of Raymondville and Texas Regional will use reasonable efforts to close the transactions herein described on or before February 10, 1998, provided that the conditions to closing as herein described have been met in a timely manner to permit closing by such date. The closing ("Closing") of the transactions contemplated by this Agreement shall be effected on the latest of the following dates, or as promptly thereafter as reasonably practicable (the "Closing Date"):

              1.3.1 February 10, 1998;

              1.3.2 The thirtieth calendar day after the date of approval by the Federal Reserve Board as required by Section 7.2 herein; or

              1.3.3 Such date as may be prescribed by the Federal Reserve Board, the Texas Banking Department or by any other federal or state agency or

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       authority pursuant to an applicable federal or state law, order, rule or regulation, prior to which consummation of the transactions provided herein may not be effected; or

              1.3.4 If the transactions contemplated by this Agreement are being contested in any legal proceeding and Texas Regional, pursuant to Section
      7.2 hereof, has elected to contest (he same, then the date that such legal proceeding has been brought to a conclusion favorable, in (the judgment of Texas Regional, to the consummation of the transactions contemplated hereby; or

              1.3.5 Such other date as Raymondville and Texas Regional may select by mutual agreement.

The Closing shall take place at the offices of Texas Regional, Kerria Plaza, Suite 301, 3700 N. Tenth Street, McAllen, Texas, on the Closing Date, or at such other place as shall he mutually agreeable. If such Closing shall not have been accomplished on or before April 1, 1998, this Agreement shall, at the election of either Raymondville or Texas Regional by written notice, terminate and be of no further force or effect. Any termination which occurs through 110 fault of Raymondville or Texas Regional shall be without liability to any of (the parties hereto. This Agreement may be terminated at any time prior to the Effective Time by the mutual action of the respective Boards of Directors of Raymondville and Texas Regional.

      1.4 EFFECTIVE TIME. The parties hereto agree to take, on or prior to (the Closing Date, all such action, and to execute and deliver all such instruments and documents, as may be necessary or advisable, on the advice of counsel, to cause the Articles of Merger to become effective on the Closing Date. The merger shall become effective (herein referred to as the "Effective Time") upon issuance of a Certificate of Merger by the Office of Secretary of State of Texas, pursuant to which TRA is merged with and into Raymondville.

      1.5 EFFECT OF MERGER. As a result of the merger, all or the capital stock of Bank of Texas, shall be acquired by TRD, free and clear of any and all liens, claims or encumbrances.

      1.6 BANK MERGER. Raymondville shall take, in advance of (the Effective Time, any action requested by Texas Regional to facilitate the merger immediately following the Effective Time (or as soon thereafter as practicable) of Bank of Texas with and into Texas State Bank, including execution and delivery of an Agreement of Merger, any requested

                                       -4-

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certificates of officers, and such other documents as may be required to cause such merger to become effective in a timely manner.

                                    ARTICLE 2

                REPRESENTATIONS AND WARRANTIES OF RAYMONDVILLE

      Raymondville represents and warrants to, and covenants and agrees with, Texas Regional as follows:

        2.1 ORGANIZATION AND OPERATION OF RAYMONDVILLE. Raymondville is a
Texas corporation, duly organized, validly existing and in good standing under the laws of the state of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it, including its direct ownership of Bank of Texas. Raymondville is duly registered as a bank holding company with the Federal Reserve Board and is operated in compliance with applicable Federal Reserve Board regulations. True and complete copies of the Articles of Incorporation and Bylaws of Raymondville as amended to date, have been delivered to Texas Regional. Raymondville is not a reporting company under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The only business of Raymondville is its ownership and operation of its subsidiary, Bank of Texas. Raymondville has no liabilities, liquidated or unliquidated, fixed or contingent, other than those shown on the Balance Sheet dated December 31, 1996 (as hereinafter described), and has no assets other than its ownership of all of the capital stock of Bank of Texas. Without limiting the generality of the foregoing, Raymondville is not a member of any joint venture or partnership and Raymondville does not own the securities of any other entity other than as herein described.


      2.2 ORGANIZATION AND OPERATION OF BANK OF TEXAS. Bank of Texas is a Texas state banking association, duly organized and existing under the laws of the State of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it, including its commercial banking business. Bank of Texas is in good standing under the laws of the state of Texas. Bank of Texas operates out of its main bank facility in Raymondville, Texas, and one branch facility located in Brownsville, Texas. Bank of Texas has no other branch facilities, nor does Bank of Texas have any application pending for operation of any additional branch facility. True and

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complete copies of the Articles of Association and Bylaws of Bank of Texas, as
amended to date, have been delivered to Texas Regional. Bank of Texas (i) is duly authorized to conduct a general banking business, in accordance with its charter, subject to the supervision of the Texas Department of Banking and other applicable regulatory authorities; (ii) is an insured bank as defined in the Federal Deposit Insurance Act; and (iii) has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business and activities now conducted by it. To the best knowledge and belief of Raymondville, all books and records related to the business of Bank of Texas are true, correct and complete. Bank of Texas' banking and other business activities are in full compliance with sound banking practices and applicable provisions of law, including the Texas Banking Code, the Federal Deposit Insurance Act, the Federal Reserve Act and applicable regulations. Except as disclosed in SCHEDULE 2.2 Bank of Texas has no subsidiaries or affiliates, owns no voting securities of any other corporation, and is not a member of any joint venture or partnership.

      2.3 CAPITALIZATION AND OWNERSHIP. The authorized capital stock of Raymondville consists of 1,000,000 shares of common stock, par value $1.00 per share, of which a total of 49,991 shares (the "Shares") are outstanding, all of which have been validly issued and outstanding, are fully paid, nonassessable, and are owned beneficially and of record by Rollins M. Koppel. The Shares have not been issued in violation of the preemptive rights of any stockholder. The authorized capital stock of Bank of Texas consists of 63,331 shares of capital stock, par value $5.00 per share, all of which are duly authorized, validly issued and outstanding, fully paid, nonassessable, and are owned beneficially and of record by Raymondville. There are no outstanding options, warrants, conversion rights, calls or commitments of any kind obligating Raymondville or Bank of Texas to issue, directly or indirectly, additional shares of capital stock, and no authorization therefor has been given. Neither Raymondville nor Bank of Texas has any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock.

       2.4 FINANCIAL STATEMENTS AND RECORDS.

              2.4.1 Raymondville has delivered to Texas Regional (i) the consolidated balance sheet of Raymondville and its subsidiaries as of December 31, 1996, 1995 and 1994 (the "Balance Sheet"), and the related consolidated statements of income, changes in stockholders' equity and changes in financial position for the years then ended, as compiled by the Comptroller of Bank of Texas, from the books and records of Raymondville and the Bank of Texas. These financial statements fairly present the financial position of Raymondville and its subsidiaries as of the dates thereof and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied

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on a consistent basis. To the best knowledge of Raymondville, the compiled consolidated financial statements of Raymondville and its subsidiaries have been prepared in accordance with generally accepted accounting principles. In addition, Raymondville has delivered to Texas Regional its unaudited parent company only balance sheets and regulatory reports of condition of Raymondville as of October 31, 1997, and its unaudited bank only balance sheets and regulatory reports of condition of Bank of Texas as of October 31, 1997 (collectively, such balance sheets are hereafter sometimes called the "Raymondville Balance Sheet" and the "Bank of Texas Balance Sheet, respectively) and the related unaudited statements of income, changes in stockholders' equity and changes in financial position for the ten-month period then ended. In the opinion of the management of Raymondville, these financial statements also fairly present the financial position of Raymondville and Bank of Texas as of the date thereof and the results of their respective operations for the period indicated in conformity with generally accepted accounting principles applied on a consistent basis. All of the financial statements described in this paragraph are collectively referred to hereinafter as the "Raymondville Financial Statements." Except as described in SCHEDULE 2.4.1, the Raymondville Financial Statements do not, as of the dates thereof, include any material assets or omit to state any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, materially misleading. Without limiting the generality of the foregoing, except as described in SCHEDULE 2.4.1, Raymondville specifically represents to Texas Regional that Raymondville and its subsidiaries have no liabilities, either accrued, contingent or otherwise, which, individually or in the aggregate, are material, which have not been reflected in the Raymondville Financial Statements (including the Raymondville Balance Sheet and the Bank of Texas Balance Sheet) or which have been incurred in the ordinary course of business since the date of the Raymondville Balance Sheet and the Bank of Texas Balance Sheet. As of the time of Closing, any material liabilities, accrued, contingent or otherwise, which have been incurred since September 30, 1997, will have been fully disclosed to Texas Regional.

              2.4.2 To the best knowledge and belief of Raymondville, except as described in SCHEDULE 2.4.1, within the past five (5) years there have not been any material changes in the financial condition, results of operations, business or prospects of Raymondville and its subsidiaries, other than changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse, nor have there been any other events or conditions of any character which have individually or in the aggregate materially and adversely affected the financial condition, results of operations, business or prospects of Raymondville or its subsidiaries.

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              2.4.3 The books and records of Raymondville and its subsidiaries reflect the transactions to which they are or were a party or by which their properties are or were bound, and, to the extent applicable, such books and records are and have been properly kept and maintained in accordance with the law and with generally accepted accounting principles consistently applied. As of the date hereof and as of the Closing, all of the minute books of Raymondville and its subsidiaries are and will be complete, accurate and current.

              2.4.4 Bank of Texas and Raymondville have no trust business.

       2.5   LOANS.

              2.5.1 All loans included in the assets of Raymondville and its subsidiaries, including specifically Bank of Texas, and all commitments to make loans (which includes leasing transactions and off balance sheet lending transactions such as letters of credit and which constitutes all of the lending business of Raymondville), have been made in the ordinary course of business of Raymondville and, other than those loans that have been identified on the problem loan list delivered to Texas Regional prior to or contemporaneously with the execution hereof (which problem loan list has been marked for identification by Texas Regional and Raymondville), such loans do not present more than the normal risk of uncollectibility or other unfavorable features. Raymondville will provide an updated problem loan list at the time of Closing.

              2.5.2 All loans to directors, officers and beneficial owners of 5% or more of the outstanding capital stock of Raymondville and loans to any person or company related to or affiliated with any such person, are listed on the related party transaction list provided to Texas Regional by Raymondvllle (and marked for identification by Texas Regional and Raymondville), which listing is herein called the "Related Party Transaction List". The loans listed on the Related Party Transaction List do not present more than the normal risk of uncollectibility or other unfavorable features.

              2.5.3 The reserves for loan losses of Bank of Texas (which constitute the total reserves of Raymondville) have been calculated in accordance with all applicable rules and regulations. In the reasonable opinion of the management, officers and directors of Raymondville, the reserve for loan losses shown on the Raymondville Balance Sheet is adequate in all respects to provide for all losses on loans outstanding as of the date of the Raymondville Balance Sheet.

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        2.6 PROPERTIES. Subject to reservations and exceptions shown on title opinions or title policies delivered to Texas Regional (and marked for identification by Texas Regional and Raymondville), Raymondvilie and its subsidiaries, including Bank of Texas, have good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which they purport to own, including without limitation, all assets and properties reflected on the Raymondville Balance Sheet or acquired subsequent thereto (except to the extent such assets and properties have been disposed of in the ordinary course of business since the date of the Raymondville Balance Sheet), subject to no liens, mortgages, security interests, encumbrances, easements, title imperfections, or charges of any kind except (i) as noted in the Raymondville Balance Sheet or the notes to the Raymondville Financial Statements, (ii) statutory liens not yet delinquent, (iii) security interests granted incident to borrowings by Bank of Texas from Federal Reserve Banks or to secure deposits of funds by federal, state or other governmental agencies, and
(iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held and such liens, mortgages, security interests, encumbrances and charges as are not, in the aggregate, material to the assets and properties of Raymondville. All improvements, buildings and structures located on real estate owned by Raymondville and its subsidiaries, and the use by Raymondville and its subsidiaries of such real estate, together with such improvements, buildings and structures, in the manner heretofore and currently used by Raymondville and its subsidiaries, conform in all material respects to applicable federal, state and local laws and regulations (including applicable environmental laws and regulations), zoning and building ordinances and health and safety ordinances, and such real estate is zoned for the various purposes for which such real estate is currently being used. All such improvements, buildings and structures located on real estate owned by Raymondville and its subsidiaries, and all of the material, tangible personal property owned by Raymondville and its subsidiaries, are in good operating condition and repair, reasonable wear and tear excepted Listed on SCHEDULE 2.6 are all policies of title insurance covering such properties.

        2.7 ENVIRONMENTAL MATTERS. To the best knowledge and belief of Raymondville, neither any Environmental Hazards nor any Hazardous Materials Contamination exist on any real property owned or used by Raymondville and its subsidiaries, including Bank of Texas (including any owned by and used in connection with the business of Bank of Texas and any foreclosed properties owned by Bank of Texas), or on any real property used by Bank of Texas in connection with the business of Bank of Texas or on any adjacent property, as a result of any Environmental Hazards on or emanating from the Real Property. The real properties described in the preceding sentence are sometimes collectively referred to as the "Real Property." As used in this Agreement, the term "Environmental Hazards" shall mean (i) any "hazardous waste" as defined by the Resource

                                     -9-
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Conservation and Recovery Act of 1976(42 U. S.C. Section 6901 et seq.), as
amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.5.C. Section 9601 et seq.) ("CERCLA"), as amended from time to time, and regulations promulgated thereunder; (iii) any toxic substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), as amended from time to time, and regulations promulgated thereunder; (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any solid waste or petroleum waste; and (ix) any other substance which any governmental authority requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment, or disposal or which is identified or classified to be hazardous or toxic under applicable state or federal law or regulation or the common law, or any other applicable laws. As used in this Agreement, the term "Hazardous Materials Contamination" shall mean the contamination of the improvements, facilities, soil, groundwater, air or other elements on or of the Real Property by Hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials at any time before the date of this Agreement emanating from the Real Property.

        2.8 LITIGATION. No claims have been asserted and no relief has been sought against Raymondville or any of its subsidiaries, including Bank of Texas, in any pending litigation or governmental proceedings or otherwise which might result in a judgment, decree or order having a material adverse effect on the financial condition, results of operations, business or prospects of Raymondville or any of its subsidiaries. To the best knowledge and belief of Raymondville, Raymondvilie and its subsidiaries have compiled with, and are presently in compliance with, all laws and regulations pertaining to consumer credit and truth in lending. The management of Raymondville and its subsidiaries is not aware of any material violation by Raymondville or any subsidiary of Raymondville of any of the foregoing. To the best knowledge and belief of Raymondville, Raymondville and its subsidiaries are in substantial compliance with all other laws, all rules and regulations of governmental agencies and authorities and any judgments, orders or decrees which by their terms apply to any of them. All permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of Raymondville and its subsidiaries have been duly obtained and are in full force and effect, and there are no proceedings pending or, to Raymondville's and its subsidiaries' knowledge, threatened which may result in the revocation, cancellation, suspension or adverse modification of any thereof. The consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification.

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        2.9 TAXES. Raymondvilie and its subsidiaries have filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports which are required to be filed, and neither Raymondville nor any subsidiary of Raymondville is delinquent in the payment of any taxes shown on such returns or reports. Raymondville has no examination pending by the Internal Revenue Service, the Texas Comptroller of Public Accounts, or any other tax authority, nor has Raymondville been notified of any proposed examination. There are included in the Raymondville Balance Sheet, or reflected in the Notes to the Raymondville Financial Statements, reserves adequate in the reasonable opinion of management for the payment of all accrued but unpaid federal, state and local taxes of Raymondville and its subsidiaries, including all income, franchise, ad valorem and other taxes, and all interest and penalties, whether or not disputed, for the ten-month period ended October 31, 1997, for the year ended December 31, 1996, and for all fiscal years prior thereto. Neither Raymondvilie nor any subsidiary of Raymondville has executed or filed with the Internal Revenue Service, the Comptroller of Public Accounts of the State of Texas or any other taxing authority any agreement extending the period for assessment and collection of any tax, nor is Raymondville nor any subsidiary a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against any of them. Neither Raymondville nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Internal Revenue Code or otherwise.

        2.10 CONTACTS. Except as set forth in SCHEDULE 2.10 neither Raymondvilie nor any subsidiary thereof is a party to or bound by any written or oral (i) employment contracts (including without limitation any collective bargaining contracts or union agreements); (ii) commission, bonus, deferred compensation, profit-sharing, life insurance, health insurance, salary continuation, severance pay, pension or retirement plans or arrangements whether or not legally binding and whether or not funded; (iii) material leases or licenses with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;
(iv) contracts or commitments for capital expenditures in excess of $10,000 for any one project; (v) contracts or options to purchase or sell any real or personal property otherwise than in the ordinary course of business or pursuant to this Agreement; (vi) agreements or instruments relating to any commitments to loan money or to extend credit, except for commitments to extend credit in the ordinary course of business in amounts of less than $400,000 in any one transaction and $400,000 in the aggregate; (vii) agreements to which any director, officer or holder of 5% or more of the outstanding capital stock of Raymondville, or any person or company related to or affiliated with any such person, is a party; (viii) contracts relating to the purchase or sale of financial or other futures, or put or call options relating to cash, securities or any commodities whatsoever; or (ix) material

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contracts, other than the foregoing, not made in the ordinary course of business. Raymondvilie and its subsidiaries have in all material respects performed all obligations required to be performed by them to date. Neither Raymondville nor any of its subsidiaries is in default, and no event has occurred which, with notice or the lapse of time or action by a third party, could result in a default by Raymondville or any of its subsidiaries, (a) under any outstanding indenture, mortgage, contract, lease or other agreement to which it is a party or by which it is bound; (b) under any provision of its Articles of Incorporation or Bylaws or other organizational documents which might result in a material adverse effect on the financial condition, results of operations, business or prospects of Raymondville and its subsidiaries; or (c) under any agreement with federal or state regulatory authorities. Raymondville and its subsidiaries have not granted any power of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction.

        2.11 APPROVALS; VALIDITY OF AGREEMENT. The Board of Directors of Raymondville has approved the form, terms and provisions of this Agreement and the transactions contemplated hereby. The sole shareholder of Raymondville, Rollins M. Koppel, is the only shareholder with the power to consider and vote upon the transactions herein described, including the right to vote on the proposed merger of Raymondville and TRA. Rollins M. Koppel has joined into the execution hereof to evidence his consent to and written approval of the transaction herein described, and to represent that he has taken all action required as the sole shareholder of Raymondville to approve the transaction, and that no additional action by the shareholder is required. Provided required approval is obtained as and to the extent required from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, to the best knowledge, information and belief, after due inquiry, of Raymondville, the execution, delivery and performance of this Agreement and the consummation of the merger contemplated herein, and the merger of Bank of Texas with and into Texas State Bank, will not conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, (i) the terms of any law, order, rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which Raymondville or any subsidiary thereof may be subject; (ii) any contract, agreement or instrument to which Raymondville or any subsidiary thereof is a party or pursuant to which Raymondville or any subsidiary is bound; or (iii) the Articles of Incorporation or Bylaws of Raymondville or the Articles of Association or Bylaws of Bank of Texas. Provided required approval is obtained (as and to the extent required) from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, no consent or approval or other action by any party (including specifically but without limitation any party to a contract to which Raymondville or Bank of Texas is subject) is required for the execution, delivery and performance of this Agreement and consummation of the transaction herein described or for the merger of Bank of Texas with and into Texas State Bank, as herein contemplated. The execution9 delivery and performance of this Agreement and the consummation of the transactions herein described, and the merger of Bank of Texas with and into Texas State Bank, will not constitute an event which with the lapse of time or action by a third party could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Raymondville or its subsidiaries or upon any of the stock of Raymondville or its subsidiaries. This Agreement constitutes the legal, valid and binding obligation of Raymondville, enforceable against Raymondville in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency9 reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

        2.12 INSURANCE. Raymondville and its subsidiaries have insurance coverage with reputable insurers in amounts, types and risks insured as set forth in SCHEDULE 2.12. Bank of Texas accounts are insured by the Federal Deposit Insurance Corporation (~FDIC") to the extent permitted by law, and Bank of Texas has paid all premiums required to be paid and is in compliance with the applicable regulations of the FDIC.

        2.13 ABSENCE OF ADVERSE AGREEMENTS. Neither Raymondville nor any subsidiary thereof is a party to any agreement or instrument, nor is Raymondville or any subsidiary subject to any judgment, order, decree, rule or regulation of any court or other governmental agency or authority which materially and adversely affects or in the future may materially and adversely affect the financial condition, results of operations, business or prospects of Raymondvilie or any subsidiary of Raymondville.

        2.14 ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 2.149 since December 31,1994, Raymondville and its subsidiaries have not (i) issued or sold any capital stock of Raymondville or any of its subsidiaries, or any corporate debt obligations (except certificates of deposit, letters of credit, cashier's checks, acknowledgments of indebtedness incident to borrowings from the Federal Reserve Bank and other documents and instruments issued in the ordinary course of banking business of Bank of Texas); (ii) granted any options for the purchase of its capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock, or directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock;
(iv) incurred or assumed any obligations or liabilities (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrances (other than statutory liens not yet delinquent) any of its assets or properties; (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in the Raymondville Balance Sheet, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Agreement; (vi) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (vii) forgiven or canceled any debts or claims, or waived any rights; (viii) made any general wage or salary increase, entered into any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (ix) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property of assets or waived any rights of value which in the aggregate are material; (x) except in the ordinary course of business, entered into or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights;
(xi) made any material change in the conduct of its business, whether entered into or made in the ordinary course of business or otherwise; (xii) granted to any director or officer, or any employee, any increase in compensation in any form in excess of the amount thereof in effect as or December 31, 1996 or any severance or termination pay, or entered into any written employment agreement, trust, fund or other arrangement for the benefit of any such director, officer or employee, whether or not legally binding; (xiii) suffered any loss of officers, employees, suppliers or customers that materially and adversely affects the business, operations or prospects of Raymondville or any of its subsidiaries; or (xiv) entered into any transaction outside the ordinary course of business except as expressly contemplated by this Agreement. Since September 30, 1997, there has been no material adverse change in Raymondville or Bank of Texas.

        2.15 AGREEMENTS WITH DIRECTORS, OFFICERS AND STOCKHOLDERS. The name of each director and executive officer of Raymondville and each of its subsidiaries, and the name and address of the holder of one hundred percent (100%) of the outstanding capital stock of Raymondville, together with the name of each "affiliate" of each of such persons, as such term is defined in the rules and regulations under the Securities Act of 1933, as amended (the "1933 Act"), is listed in SCHEDULE 2.15. Except as set forth on the Related Party Transaction List, no such director, executive officer, stockholder or associate has during the period from January 1, 1994 to the date of this Agreement been a party to any transaction with Raymondville or any subsidiary (including Bank of Texas). All transactions with directors, executive officers, stockholders and affiliates are fully and appropriately summarized on the Related Party Transaction List. None of the transactions have been outside of the ordinary course of business, and, except as set forth on the Related Party

Transaction List, neither Raymondvilie nor any subsidiary thereof has any commitments, written or oral, to lend any funds to any such person.

        2.16 AFFILIATED CORPORATIONS. Raymondville knows of no arrangement whereby the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of Raymondville or for the shareholders of Raymondville.

        2.17 REGULATORY MATTERS AND EXAMINATION REPORTS. Neither
Raymondville nor any of its subsidiaries has any formal or informal agreements, arrangements or understandings with the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Texas Banking Department, or any other regulatory authority (collectively, the "Regulatory Authorities"), nor does Raymondville or any subsidiary have any examination pending by any applicable Regulatory Authorities nor has Raymondville or any subsidiary been notified of any proposed examination by any Regulatory Authorities, except for an examination by the Federal Reserve Board scheduled to begin on January 5, 1998, to facilitate the transactions herein described. To the extent permitted by law, Raymondville has provided to Texas Regional complete and correct copies of (i) all examination reports by Regulatory Authorities forwarded to Raymondville or any subsidiary thereof during the calendar years 1994, 1995, 1996 and to date 1997; (ii) any correspondence between Raymondville (or any subsidiary of Raymondville) and such agencies during such periods, and (iii) any agreements, arrangements or understandings between Raymondvllle (or any subsidiary of Raymondville) and such agencies, including any agreements, arrangements or understandings arising out of or related to any such examinations.

        2.18 COMPLIANCE WITH THE APPLICABLE LAW. To the best knowledge and belief of Raymondville, Raymondville and its subsidiaries and the conduct of their respective business are not in violation of any applicable law, statute, order, rule or regulation promulgated by, or judgment entered by, any federal, state, or local court or governmental authority relating to the operation, conduct or ownership of the business and property of Raymondville or any subsidiary, which violation might result in any material adverse change in the condition, business, prospects, properties or assets of Raymondville or its subsidiaries.

        2.19 DISCLOSURE. Neither the financial statements nor any representation or warranty contained herein, nor any information delivered or to be delivered by Raymondville pursuant to this Agreement, contains or shall contain an untrue statement of a material fact, nor do the financial statements, representations, warranties and other information omit to state, nor will they omit to state, any material fact necessary in order to make the statements made not misleading.

        2.20 FINDERS. Neither Raymondville nor any subsidiary has engaged or directly or indirectly obligated itself to anyone acting as a broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF TEXAS REGIONAL

        Texas Regional represents and warrants to, and covenants and agrees with, Raymondville as follows:

        3.1 ORGANIZATION. Texas Regional is a business corporation duly organized, validly existing and in good standing under the laws of the State of Texas with all necessary power to carry on its business as it is now being conducted. Texas Regional is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended. TRA is a business corporation duly organized, validly existing and in good standing under the laws of the State of Texas with all necessary power to carry on its business as it is now being conducted.

        3.2 APPROVALS. The Board of Directors of Texas Regional has approved this Agreement and the transactions contemplated hereby. Texas Regional is a reporting company under the Securities and Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations promulgated thereunder.

        3.3 ORDERS AND DECREES. Provided required approval is obtained from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, the execution, delivery and performance by Texas Regional of this Agreement and of the obligations imposed upon it hereunder will not violate any provision of, or result in any breach of, (i) any law, order, rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or governmental agency to which Texas Regional may be subject, (ii) the Articles of Incorporation or Bylaws of Texas Regional, or
(iii) any contract or agreement to which Texas Regional is a party or by which it is bound.

        3.4 FINDERS. Texas Regional has not engaged and is not directly or indirectly obligated to anyone acting as a broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 4

                                 INDEMNIFICATION

      4.1 RAYMONDVILLE AGREEMENT TO INDEMNIFY. Raymondville hereby agrees to indemnity, defend and hold harmless Texas Regional and Texas State Bank, and their respective officers, directors, employees, agents and attorneys from and against any and all losses, claims, damages, expenses or liabilities to which Texas Regional or Texas State Bank may become subject (including any arising as a result of the consummation of the transaction described in this Agreement and any arising under the Securities Act of 1933 or the Securities Exchange Act of 1934, or any rule, order or regulation pursuant thereto), arising out of or based upon:

      (i) breach of a representation, warranty, covenant or agreement of Raymondville in this Agreement or any breach in the performance hereof;

      (ii) any misleading or untrue statement of a material fact by or on behalf of Raymondville or any subsidiary thereof, or any omission of a material fact necessary in order to make any statements made by or on behalf of Raymondville, in light of the circumstances under which they were made, not misleading, including any such statement or omission in the context of solicitation by Raymondville of proxies for approval of the transactions described in this Agreement by the shareholders of Raymondville; and

      (iii) any disclosure by any officer, director, shareholder or present or former employee of Raymondville or any subsidiary thereof of any confidential information related to Raymondvilie or any subsidiary or their respective business (including confidential customer information).

        4.2 INDEMNIFICATION BY TEXAS REGIONAL. Texas Regional hereby agrees to indemnify, defend and hold harmless Raymondville and its officers, directors, employees, agents and attorneys from and against any and all losses, claims, damages, expenses or liabilities to which Raymondville may become subject (including any arising as a result of the consummation of the transaction described in this Agreement and any arising under the Securities Act of 1933 or the Securities Exchange Act of 1934, or any rule, order or regulation pursuant thereto), arising out of or based upon:

      (i) breach of a representation, warranty, covenant or agreement of Texas Regional in this Agreement or in the performance hereof; and

      (ii) any misleading or untrue statement of a material fact by or on behalf of Texas Regional, or any omission of a material fact necessary in order to make any statements made by or on behalf of Texas Regional, in light of the circumstances under which they were made, not misleading.

      4.3 EXTENSION TO OTHER PARTIES. Each of Texas Regional and Raymondville (to the extent of an indemnification obligation hereunder, herein referred to as the "Indemnifying Party") will indemnify the other and each of such other party's directors, officers and each person who "controls" such other party within the meaning of such term as used in Section 15 of the 1933 Act (such persons being herein called the "Indemnified Parties") and will defend and hold the Indemnified Parties harmless from and against any and all losses, claims, damages, expenses, or liabilities to which the Indemnified Parties may become subject under the common law or otherwise insofar as:

              4.3.1 such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any communications to shareholders, or any application or statement filed pursuant to this Agreement or arising out of or based upon the omission or alleged omission to state therein a material fact necessary in order to make the statement therein, in the light of the circumstances in which they were made, not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished by the party against whom indemnification is sought hereunder for use therein; and

              4.3.2 such losses, claims, damages, expenses, or liabilities are incurred by the Indemnified Parties (or are losses, claims, damages, expenses or liabilities with respect to which the Indemnified Parties become subject), under the common law or otherwise, arising out of or in any way attributable to the breach of any warranty or representation made by such party herein or pursuant to the terms hereof, or the failure of such party to perform any covenant or obligation contained in this Agreement.

        4.4 LEGAL AND OTHER COSTS. The indemnification obligations contained herein shall expressly include the obligation of the Indemnifying Party to reimburse the Indemnified Party for any legal or other expenses (including counsel fees) reasonably incurred by them in connection with investigating or defending against any and all such losses, claims, damages, expenses, liabilities or actions whether or not resulting in any liability.

      4.5 NOTICES AND PARTICIPATION RIGHTS. The Indemnified Parties shall, within twenty (20) days after the receipt by them of any notice of any claim or of the commencement of any litigation in respect of which indemnity may be sought hereunder, notify the Indemnifying Party thereof. The omission to notify the Indemnifying Party of any such claim or litigation shall relieve the Indemnifying Party from any liability which it may have under the indemnity agreement contained herein, but shall not relieve the Indemnifying Party from any other liability which it may have to the Indemnified Parties, other than that raised in any such claim or litigation explicitly or by reasonable implication or that which may estop the Indemnifying Party from raising and effecting some defense it might otherwise have raised had such notice been properly given. If any such litigation shall be brought against the Indemnified Parties and if the Indemnified Parties shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled, unless in the opinion of counsel to the Indemnified Party there exist issues as to which the interests of the Indemnified and Indemnifying Parties are adverse, to participate in (and, to the extent that it shall wish, to direct) the defense thereof at its own expense, but such defense shall be conducted by counsel satisfactory to the Indemnified Parties.

        4.6 SURVIVAL AND ARBITRATION. The indemnity agreement contained in this
Article 4 shall survive any investigation made by or on behalf of any Indemnified Party but shall not survive the closing of the transactions described in this Agreement. In the event of any disputed claim for indemnification under this Article 4, the claim shall be submitted to binding arbitration within thirty (30) days of the request by either the party or parties claiming indemnification or the party or parties against whom the indemnification obligation is claimed, in the following manner, to wit: the party or parties claiming indemnification and shall select a qualified, commercial arbitrator and the party or parties from whom indemnification is sought shall select one qualified, commercial arbitrator. The two arbitrators so selected shall in turn select a third arbitrator who shall participate with the two arbitrators selected by the parties as an arbitration panel. The arbitrators shall in each case be qualified in arbitrating matters such as the disputed claim for indemnification, and they shall arbitrate the dispute in a location in Cameron County, Texas, in accordance with applicable Commercial Arbitration Rules of the American Arbitration Association. Any ruling rendered by the arbitrators shall be final, binding and conclusive. No provision of, nor the exercise of any rights under, this article shall limit the right of any party, and the parties shall have the right during any dispute, to seek, use and employ ancillary or preliminary remedies, either legal or equitable, judicial or otherwise, for the purposes of realizing upon, preserving, or protecting rights hereunder. To the extent permitted by applicable law, the arbitrator(s) shall have the power to award and allocate recovery of all 'I costs and fees (including attorneys' fees, administrative fees and arbitrators' fees) between the parties. THE PARTIES WILL BE LEGALLY OBLIGATED TO ABIDE BY THE AWARD RENDERED BY THE ARBITRATOR(S). A COURT JUDGMENT MAY BE ENTERED UPON THE AWARD OR SUCH AWARD MAY BE ENFORCED BY INJUNCTIVE RELIEF, RECEIVERSHIP RELIEF, OR OTHER EQUITABLE RELIEF.


                                    ARTICLE 5

                                SPECIAL COVENANTS

      5.1 STOCKHOLDER APPROVAL BY RAYMONDVILLE. The sole shareholder of Raymondville has heretofore approved this Agreement and the Merger transaction herein described, and Raymondville and such sole shareholder covenant and agree not to take any action to rescind or revoke such approval, nor shall either Raymondville or such sole shareholder take any action that is not expressly consistent with such approval. This Agreement and the proposed merger of Bank of Texas with and into Texas State Bank have already been approved by the Board of Directors of Raymondville as the sole shareholder of Bank of Texas.

      5.2 PERIODIC REPORTS AND STATEMENT INFORMATION. Raymondville agrees to provide any and all information as may be required by Texas Regional for purposes of (i) preparation of any periodic report, including reports on Forms 8-K, 10-Q and 10-K required by applicable Securities and Exchange Commission ("SEC") regulations to be filed with the SEC, (ii) preparation of any registration statement for the registration of the Texas Regional Class A Voting Common stock to be issued in the connection with any pending transaction or any transaction hereafter entered into by Texas Regional, and (iii) communications with shareholders of Texas Regional pending the Closing (collectively, the "Raymondville Information"). Raymondville hereby represents and warrants that the Raymondville Informati6n shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      5.3 ACCESS. From and after the date of this Agreement, Raymondville shall afford to the officers, attorneys, accountants and other authorized representatives of Texas Regional full and free access to the properties, books, contracts, commitments and records of Raymondville and its subsidiaries, including Bank of Texas, at all reasonable times during business hours, and such representatives of Texas Regional shall be furnished with true and complete copies of the same and with all other information concerning the affairs of Raymondville and its subsidiaries as such representatives may reasonably request.

      5.4 ENVIRONMENTAL INSPECTION. Raymondville expressly agrees to supply Texas Regional with historical and operational information regarding the real properties owned or operated by, or used in connection with the operation of the business of, Raymondville and its subsidiaries, including Bank of Texas, and any premises heretofore used in connection with the operation of such business, and any other properties included in the Real Property, including (but not limited to) any environmental tests or surveys made of such properties. Raymondville agrees to cooperate (and to cause its subsidiaries to cooperate) with any reasonable request of Texas Regional related to site assessment or site review related to any environmental matter or investigation, including making available such personnel of Raymondville and Bank of Texas as Texas Regional may reasonably request. At Texas Regional's discretion, Texas Regional may arrange for one or more independent contractors to conduct tests of the Real Property and any other premises now or heretofore used in connection with the business of Raymondville and its subsidiaries in order to identify any presence of, or present or past release or threatened release of, any waste materials or any chemical substances, including, without limitation, any Environmental Hazards. Any such test may be done at any time, or from time to time, upon reasonable notice and under reasonable conditions, which do not impede the performance of the tests. Such tests may include both above and below ground testing for environmental damages or the presence of Environmental Hazards or Hazardous Material Contamination or such other tests as Texas Regional may deem reasonably necessary. Any and all costs of third parties associated with obtaining such information shall be borne by Texas Regional. In the event Texas Regional arranges for and causes such tests to be conducted, and if such tests indicate the presence of Hazardous Material Contamination, Texas Regional shall be entitled to terminate this Agreement by written notice to Raymondville without further liability or obligation.

      5.5 ACTION BY RAYMONDVILLE PRIOR TO CLOSING.

            5.5.1 From and after the date of this Agreement until the Closing Date, Raymondville will (and Raymondvllle will cause its subsidiaries, including Bank of Texas, to):

            (i) carry on its business in accordance with prudent banking practices and in substantially the same manner as it is presently conducted;

            (ii) maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty, and not make or commit to make any capital expenditure outside of the ordinary course of business and not make or commit to make any capital expenditure (whether or not in the ordinary course of business) in excess of $10,000 in any single transaction and $25,000 in the aggregate;

            (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

            (iv) use its best efforts to perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business;

            (v) use its best efforts to maintain and preserve its business organization intact, to retain its present officers and employees and to maintain its relationships with customers;

            (vi) use its best efforts to fully comply with and perform all obligations and duties imposed upon it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities;

            (vii) use its best efforts to maintain its books of account and records in the usual, regular and orderly manner consistent with generally accepted accounting principles and practices, consistently applied, and prudent banking practices;

            (viii) not issue or sell any additional shares of its stock or securities convertible into shares of such stock or options or other commitments for the issuance of shares of such stock or securities;

            (ix) not increase in any manner the compensation of any of its directors, officers or employees, or pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement, to any such persons, or commit itself to any pension, retirement or profit-sharing plan or arrangement or employment agreement for the benefit of any officer, employee or other person;

            (x) not declare or pay any dividend or make any stock split or purchase or otherwise acquire for value any of its shares;

              (xi) not issue (without the prior consent of Texas Regional) commitments for the future funding of loans at a fixed rate other than the then prevailing market at the date of funding; and

              (xii) not engage in any business practice which deviates in any material respect from its customary practices during the last eighteen months immediately preceding the date hereof.

              5.5.2 Without limiting the foregoing, between the date hereof and the date of Closing, Raymondville specifically covenants and agrees that Raymondville will not incur (and will not permit its subsidiaries to incur) any indebtedness other than deposit liabilities owed to deposit customers in the ordinary course of business and trade accounts payable incurred in the ordinary course of business. Raymondville will not incur (and will not permit its subsidiaries to incur) significant expenses outside of the ordinary course of business. In addition, neither Raymondville nor any subsidiary of Raymondville will increase expenses in any material way (either individually or in the aggregate), nor will Raymondville nor any subsidiary of Raymondville make any changes in its capital structure.

              5.5.3 Provided that seeking such approvals is in accordance with applicable banking law and regulations, Raymondville covenants that neither it nor any of its subsidiaries will make a fully collateralized loan, nor commit to make a fully collateralized loan, in excess of $400,000 to any one borrower or in any one transaction without the prior approval of Texas Regional, and neither it nor any of its subsidiaries will make any other loan, nor commit to make any other loan, in excess of $50,000 to any one borrower or in any one transaction without the prior consent of Texas Regional.

              5.5.4 Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, Raymondville covenants that neither it nor any of its subsidiaries will sell or otherwise dispose of any of their real or personal property without the prior written consent of Texas Regional.

              5.5.5 Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, Raymondvilie specifically covenants and agrees neither it nor any of its subsidiaries will acquire any United States Treasury or government agency bonds, or municipal securities, or make other investments in securities, with fixed rates or with maturities of greater than three years from the date of investment. In addition, Raymondville covenants and agrees that neither it nor any of its subsidiaries will enter into any forward commitment to acquire any such securities.

              5.5.6 From and after the date of this Agreement until the Closing Date, Raymondville will not, and will not permit any of its subsidiaries to, (i) permit any change to be made in the Articles of Incorporation or Bylaws of Raymondville or any subsidiary thereof, or (ii) take any action described in
Section 2.10 herein, without the prior written consent of Texas Regional.

      5.6 TERMINATION OF EMPLOYMENT ARRANGEMENTS. At or prior to Closing, Raymondvllle will terminate (without liability or penalty to Raymondville, any subsidiary of Raymondvllle, Texas Regional, any subsidiary of Texas Regional, or any other person or entity) any existing employee severance, deferred compensation and incentive compensation agreements or arrangements, and any other contracts with employees, and shall terminate, in a manner acceptable to Texas Regional, any other employee benefit plans, including any employee stock ownership plan.

      5.7 CONTEMPORANEOUS TRANSACTION. The parties hereto acknowledge that, contemporaneously with the transaction herein described, Texas Regional is acquiring additional banking organizations, including specifically but without limitation Brownsville Bancshares, Inc. and its subsidiary, Brownsville National Bank, and TB&T Bancshares, Inc., and its subsidiary, Texas Bank & Trust Co., and the parties acknowledge and agree that any filings with regulatory authorities, filings with the Securities and Exchange Commission, proxy statements, financial information and other business activities in connection with the transaction herein described may include information related to such other pending acquisition(s). Notwithstanding that such other pending acquisition(s) may be proceeding on the same timetable as the transaction herein described, Texas Regional's obligations hereunder are not contingent upon the closing of such other pending acquisition(s).


                                    ARTICLE 6

                  CONDITIONS TO OBLIGATIONS OF TEXAS REGIONAL

      In addition to any other condition herein described as a condition to the obligations of Texas Regional under this Agreement, the obligations of Texas Regional under this Agreement are subject, in the discretion of Texas Regional, to the satisfaction at or prior to the Closing Date of each of the following conditions:

      6.1 COMPLIANCE WITH REPRESENTATIONS. The representations and warranties made by Raymondville in this Agreement shall have been true when made and, except for changes as contemplated herein, shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Raymondville shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or a~ the Closing. Texas Regional shall have been furnished with a certificate, signed by the President of Raymondville in his capacity as such and dated the Closing Date, and a certificate, signed by the President of Raymondville in his capacity as such and dated the Closing Date, in each case to the foregoing effect.

      6.2 STOCKHOLDER APPROVAL. The shareholders of Raymondville shall have approved the transaction pursuant to a unanimous consent in lieu of special meeting of the shareholders, and Raymondville shall have delivered to Texas Regional a certificate signed by the President and Secretary of Raymondville in his or her capacity as such, confirming the approval of this transaction by the unanimous action of the shareholders of Raymondville.

      6.3 REGULATORY APPROVALS. Texas Regional shall have received approval of the transactions contemplated by this Agreement including the merger of TRA with and into Raymondville, and the merger of Bank of Texas with and into Texas State Bank, from all necessary governmental agencies and authorities, including the Texas Banking Department and the Federal Reserve Board, and such approvals and transactions contemplated hereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. It is understood that, if any contest as aforesaid is brought by formal proceedings, Texas Regional may, but shall not be obligated to, answer and defend such contest.

      6.4 LITIGATION. On the Closing Date, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency or authority which might result in action to restrain9 enjoin or prohibit consummation of the transaction contemplated by this Agreement or which might result in divestiture, rescission or damages in connection with such transactions or involving any of the assets, properties, business or operations of Raymondville or any of its subsidiaries which might result in any material adverse change in the financial condition, results of operations, business or prospects of Raymondville or any of its subsidiaries. Texas Regional shall have been furnished with a certificate, dated the Closing Date and signed by the President of Raymondville and each of its subsidiaries, to the effect that no such litigation, investigation, inquiry or proceeding is pending, or, to the best of his or her knowledge, threatened.

      6.5 OPINION OF COUNSEL. Prior to closing, Raymondville shall deliver to Texas Regional the opinion of Raymondville's counsel, in form and content satisfactory to Texas Regional, to the effect that

              (i) Raymondvilie is a duly organized, validly existing and in good standing as a corporation under the laws of the state of Texas, is registered as a bank holding company under applicable regulations and requirements of the Federal Reserve Board, and has full power and authority to carry on its business as presently conducted;

              (ii) the authorized capital stock of Raymondville consists of 1,000,000 shares of capital stock, par value of $1.00 per share, of which a total of 49,991 shares are issued and outstanding, and that those shares which are issued and outstanding have been validly issued, are fully paid and nonassessable, and there are no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Raymondville to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares are outstanding, and no authorization therefor has been given;

              (iii) Bank of Texas is a duly organized, validly existing and in good standing as a banking association under the laws of the State of Texas, and has full power and authority to carry on its business as presently conducted;

              (iv) the authorized capital stock of Bank of Texas consists of 63,331 shares of capital stock, par value of $5.00 per share, of which all 63,331 shares are validly issued, fully paid, nonassessable, and owned beneficially and of record by Raymondville and no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Bank of Texas to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given;

            (v) this Agreement has been duly authorized by all necessary corporate action on the part of Raymondville, its directors and shareholders, and this Agreement constitutes the valid and binding obligation of Raymondville enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally;

                                      -26

              (vi) this Agreement and the consummation of the transaction herein described do not and will not violate, conflict with or constitute a breach of any term, condition, or provision of the Articles of Incorporation or Bylaws of Raymondville, the Articles of Association or Bylaws of Bank of Texas, or, to the best knowledge and belief of such counsel, any agreement or instrument to which Raymondville or Bank of Texas is a party or is bound, or any law, regulation, judgment or order binding on any of them; and

              (vii) the merger of Bank of Texas with and into Texas State bank has been duly authorized by all necessary corporate action on the part of Bank of Texas, its directors and shareholders, and the consummation of the merger of Bank of Texas with and into Texas State Bank will not violate, conflict with or constitute a breach of any term, condition, or provision of the Articles of Association or Bylaws Bank of Texas, or, to the best knowledge and belief of such counsel, any agreement or instrument to which Raymondville or Bank of Texas is a party or is bound, or any law, regulation, judgment or order binding on any of them.

      6.6 DUE DILIGENCE REVIEW; NO MATERIAL ADVERSE CHANGE. Texas Regional and its employees, agents, attorneys, accountants and other representatives shall be entitled to review and monitor the assets, liabilities, business and prospects of Raymondville and its subsidiaries during the period from the date hereof to the time of Closing. Texas Regional shall be entitled to terminate this transaction at its sole option and at any time prior to Closing if the results of such review reflect a material adverse change in the condition, financial position or business prospects of Raymondville or any of its subsidiaries.

      6.7 CONSENTS, APPROVALS AND ESTOPPEL CERTIFICATES. Texas Regional shall have received all such consents, approvals, estoppel certificates and other assurances, in each case in form and content reasonably satisfactory to Texas Regional, from any party to an agreement with Raymondville or any of its subsidiaries, or by which Raymondville or any of its subsidiaries is bound as a result of an order of any authority, or pursuant to any other legal requirement. Without limiting the generality of the foregoing, Texas Regional shall have received consents and estoppel certificates from each landlord of Raymondville or any subsidiary of Raymondville and from each tenant of any of them, consenting (if Texas Regional deems such consent necessary) to the transfer by operation of law of any outstanding lease or rental agreement, attesting to the validity of each lease to which Raymondville or any subsidiary is a party, the fact that no default exists (or which could with the passage of time or notice could exist) under the lease, and providing for such other matters as may be deemed advisable to Texas Regional.

      6.8 NET WORTH OF RAYMONDVILLE AND BANK OF TEXAS. The net worth of Raymondville, calculated in accordance with applicable regulatory requirements, shall be not less than the sum of $4,798,000, increased by $25,000 per month for each month elapsed during the period from October 31, 1997, until the date of Closing. The net worth of Bank of Texas, calculated in accordance with applicable regulatory requirements, shall be not less than the sum of $5,052,911, increased by $25,000 per month for each month elapsed during the period from October 31, 1997, until the date of Closing.

      6.9 FAIRNESS OPINION. Texas Regional shall have received a fairness opinion, in form and content acceptable to Texas Regional in its sole discretion, and rendered by a firm acceptable to Texas Regional in its sole discretion, as to the fairness of the transaction to Texas Regional and the shareholders of Texas Regional.

      6.10 COVENANT NOT TO COMPETE. Texas Regional shall have entered into a covenant not to compete with Terry Wadkins, in the form attached hereto as
Schedule 6.11, in consideration of the payment by Texas Regional to Terry Wadkins of consideration consisting of $100,000 cash payable at the time of Closing.
                                   ARTICLE 7

                  CONDITIONS TO OBLIGATIONS OF RAYMONDVILLE

      The obligations of Raymondville under this Agreement are subject, in the discretion of Raymondville, to the satisfaction at or prior to the Closing Date, of each of the following conditions:

      7.1 COMPLIANCE WITH REPRESENTATIONS. The representations and warranties made by Texas Regional in this Agreement shall have been true when made and, except as may otherwise be contemplated or permitted herein, shall be true as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Texas Regional shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Raymondville shall have been furnished with a certificate dated the

Closing Date, signed by the President of Texas Regional, in his capacity as such, to the foregoing effect.

      7.2 REGULATORY APPROVALS. Texas Regional shall have received approval of the transactions contemplated by this Agreement, including the merger of TRA with and into Raymondville, and the merger of Bank of Texas with and into Texas State Bank, from all necessary governmental agencies and authorities, including the Texas Banking Department and the Federal Reserve Board, and such approvals and transactions contemplated hereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. It is understood that, if any contest as aforesaid is brought by formal proceedings, Texas Regional may, but shall not be obligated to, answer and defend such contest.

      7.3 LITIGATION. On the Closing Date, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency or authority which might result in action to restrain, enjoin or prohibit consummation of the transactions contemplated by this Agreement or which might result in divestiture, rescission or damages in connection with such transactions and Raymondville shall have been furnished with a certificate, dated the Closing Date and signed by the President of Texas Regional, in his capacity as such, to the effect that no litigation, investigation, inquiry or proceeding is pending, or, to the best of his knowledge, threatened.

      7.4 OPINION OF COUNSEL. Prior to closing, Texas Regional shall deliver to Raymondvilie the opinion of Texas Regional's counsel, in form and content satisfactory to Texas Regional, to the effect that

            (i) Texas Regional is a duly organized, validly existing and in good standing as a corporation under tile laws of the state of Texas, is registered as a bank holding company under applicable regulations and requirements of the Federal Reserve Board, and has full power and authority to carry on its business as presently conducted;

            (ii) Texas State Bank is a duly organized, validly existing and in good standing as a banking association under the laws of the State of Texas, and has full power and authority to carry on its business as presently conducted;

            (iii) this Agreement has been duly authorized by all necessary corporate action on the part of Texas Regional, and its directors, and this Agreement constitutes the valid and binding obligation of Texas Regional, enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally; and

            (iv) this Agreement and the consummation of the transaction herein described do not and will not violate, conflict with or constitute a breach of any term, condition, or provision of the Articles of Incorporation or Bylaws of Texas Regional, the Articles of Association or Bylaws of Texas State Bank, or, to the best knowledge and belief of such counsel, any agreement or instrument to which Texas Regional or Texas State Bank is a party or is bound, or any law, regulation, judgment or order binding on any of them.

      7.5 COVENANT NOT TO COMPETE. Texas Regional shall have entered into a covenant not to compete with Terry Wadkins, in the form attached hereto as
Schedule 6.11, in consideration of the payment by Texas Regional to Terry Wadkins of consideration consisting of $100,000 cash payable at the time of Closing.

                                    ARTICLE 8

                               CLOSING OBLIGATIONS

      8.1 TEXAS REGIONAL OBLIGATIONS. AT THE CLOSING, TEXAS REGIONAL SHALL DELIVER THE following:

            8.1.1 Articles of Merger, in the form required to be delivered for filing with the Secretary of State of Texas, pursuant to applicable provisions of the Texas Business Corporation Act, providing for the merger of TRA with and into Raymondvllle.

            8.1.2 Officer's Certificate, including an incumbency certification and further certifying as to the existence and good standing of Texas Regional, the accuracy of all representations and warranties of Texas Regional, the approval by the Board of Directors of Texas Regional, and Texas Regional as the sole shareholder of TRA, of resolutions authorizing and approving the merger transaction.

            8.1.3 Delivery to the sole shareholder of Raymondville cash consideration in the amount of $9,100,000 as required by section 1.2 of this Agreement and evidence, in the form of a safekeeping receipt, that Texas State Bank, Trust Department is holding an additional aggregate amount of $500,000.00. The Koppel Escrow account to be held and disbursed pursuant to Section 9.11 of this Agreement.

            8.1.4 An opinion of Texas Regional's counsel in form and substance required by this Agreement and otherwise acceptable to Raymondville.

            8.1.5 A Covenant Not To Compete executed by Texas Regional in the form of Schedule 6.11 attached hereto and incorporated herein by this reference for all relevant purposes.

      8.2 RAYMONDVILLE OBLIGATIONS. At the Closing, Raymondville shall deliver the following to Texas Regional:

            8.2.1 Articles of Merger, in the form required to be delivered for filing with the Secretary of State of Texas, pursuant to applicable provisions of the Texas Business Corporation Act, providing for the merger of TRA with and into Raymondville.

            8.2.2 Officer's Certificates of Raymondville and Bank of Texas, including an incumbency certification in each case, and further certifying as to the existence and good standing of each entity, the accuracy of all representations and warranties of Raymondville, the approval by the Board of Directors of each of Raymondville and Bank of Texas, and by the sole shareholder of Raymondville, and by Raymondville as the sole shareholder of Bank of Texas, in each case authorizing and approving the transaction.

            8.2.3 Certificates of Existence and Good Standing of each of Raymondville (issued by the Secretary of State of Texas) and Bank of Texas (issued by the Texas Department of Banking) in each case dated as of a date not more than three days prior to the Closing.

            8.2.4 Certificate of Good Standing of each of Raymondville (issued by the Texas Comptroller of Public Accounts) and Bank of Texas (issued by the Texas Comptroller of Public Accounts), in each case dated as of a date not more than three days prior to the Closing.

            8.2.5 Certificates of adoption of appropriate resolutions, Certificates of Merger, Articles of Merger and other documents as may be required by

      Texas Regional to effect the merger of Bank of Texas with and into Texas State Bank.

            8.2.6 An opinion of Raymondville's counsel in form and substance required by this Agreement and otherwise acceptable to Texas Regional.

            8.2.7 A Covenant Not To Compete executed by Terry Wadkins in the form of Schedule 6.11 attached hereto and incorporated herein by this reference for all relevant purposes.

                                    ARTICLE 9

                                  MISCELLANEOUS

      9.1 SURVIVAL OF REPRESENTATION AND WARRANTIES. The representations and warranties contained in this Agreement shall survive any investigation of the parties hereto, but shall not survive the Closing of the transaction contemplated hereby except as specifically provided in this section 9.1. The only representations and warranties which will survive the closing are the representations and warranties contained in sections 9.11 of this Agreement.

      9.2 BROKERS. Texas Regional and Raymondville agree that no third party has in any way brought the parties together or been instrumental in the making of this Agreement. Each of Texas Regional and Raymondvilie agrees to indemnify the other against any claim by any third person for any commission, brokerage or finder's fee, or other payment with respect to this Agreement, the merger of Bank of Texas with and into Texas State Bank, or the transactions contemplated hereby and thereby based on any alleged agreement or understanding between such party and any third person, whether express or implied from the actions of such party.

      9.3 EXPENSES. Whether or not the transactions provided for herein are consummated, each party to THIS Agreement WILL pay its respective expenses incurred in connection with the preparation and performance of this Agreement, except that, IN the event that the transactions herein described are not consummated, other than AS a result of a default by Raymondville or Rollins M. Koppel, and other than a termination by Texas Regional as a result of a breach of a representation, warranty or covenant made by Raymondville pursuant to this Agreement, Texas Regional shall pay additional required audit expense of Raymondville, in an amount not to exceed $30,000.00, related to the audit of the financial statements of Bank of Texas and its subsidiaries.

      9.4 NOTICES. Any notice given hereunder shall be in writing and shall be deemed delivered on the earlier of actual receipt or the time of deposit in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is to be sent at the following addresses:

      If to Texas Regional or to Texas State Bank, then to:

            Texas Regional Bancshares, Inc.
            3700 N. 10th Street, Suite 301
            McAllen, Texas 78501
            Attention:  Mr. Glen E. Roney Chairman of the Board

            with a copy to:

                   William A. Rogers, Jr.
                   McGinnis, Lochridge & Kilgore,
                   1300 Capitol Center
                   919 Congress Avenue
                   Austin, Texas 78701

       If to Raymondville, Bank of Texas or to Rollins M. Koppel, then to:

             Rollins M. Koppel
             312 East Van Buren
             Harlingen, Texas 78551

      9.5 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, and, to the extent required by Section 43, the directors, officers and Rollins M. Koppel, but shall not be assigned by any party without the prior written consent of the other party.

      9.6 ARTICLE AND OTHER HEADINGS. Article and other headings contained in THIS Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      9.7 ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior arrangements, understandings, agreements or covenants between the parties. This Agreement may only be modified by an instrument in writing executed by both Texas Regional and Raymondville.

      9.8 WAIVERS. Texas Regional or Raymondville may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other or waive compliance with any of the covenants or conditions contained in this Agreement.

      9.9 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas applicable to contracts made and to be performed therein.

      9.10 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

      9.11 JOINDER BY SOLE SHAREHOLDER OF RAYMONDVILLE. Rollins M. Koppel, who executes this Agreement as the sole shareholder of Raymondville (herein referred to as "Koppel"), hereby joins into the execution of this Agreement to evidence his consent to and approval of the transaction herein described and to evidence his qualified agreement to reimburse Texas State Bank for certain losses as herein described. Koppel represents to Texas Regional (i) that he owns all of the outstanding common stock of Raymondville; (ii) that he, as the sole shareholder of Raymondville common stock, is the only person entitled to consider and vote on the transaction described in this Agreement and Plan of Reorganization and that he has heretofore approved the transaction as herein described; (iii) that he has the full power and authority to enter into and perform this Agreement; and (iv) that Texas Regional is relying upon the covenants and agreements contained in this paragraph in executing and entering into the Agreement and Plan of Reorganization. Koppel specifically agrees to take any and all additional corporate action as may be necessary to approve the transaction herein described. In addition, Koppel represents, warrants and agrees that:

            a. To the best of Koppel's knowledge, Bank of Texas has disclosed to Texas Regional any and all information available to it in the context of the Casa de Cambio Tamibe, S.A. de C.V. ("Tamibe") deposit relationship at Bank of Texas, and, according to such information, all charge backs on Tamibe accounts at Bank of Texas of stolen and/or forged United States Postal Service money orders have been fully paid by Tamibe and Bank of Texas has not heretofore suffered any loss related thereto.

            b. Bank of Texas is presently holding two certificates of deposit deposited on behalf of Tamibe in the amount of $200,000 and $50,000, respectively, pursuant to an Agreement in Regard to Check Processing by and between Bank of Texas, Tamibe and Maria del Pilar Oliver Gaya, individually and as chairman of Tamibe. Such agreement permits Bank of Texas to offset losses in the Tamibe accounts, as therein provided. Bank of Texas has delivered a true, correct and complete copy of the Agreement in Regard to Check Processing to Texas Regional, which copy has been marked for identification by Texas Regional and Koppel. The Agreement in Regard to Check Processing described in this paragraph shall survive the merger of Bank of Texas with and into Texas State Bank and will inure to the benefit of Texas State Bank (and Koppel in the event of a loss sustained by Texas State Bank that is reimbursed by Koppel as provided herein) following the closing of the transaction described in this Agreement and Plan of Reorganization.

            c. Koppel hereby agrees that he will have contingent liability to reimburse Texas State Bank for a portion of future losses, if any, suffered by Texas State Bank as successor in interest to Bank of Texas, as a result of charge backs or other claims made arising out of stolen and/or forged United States Postal Service money orders or other items charged back against deposits made by Tamibe or on its behalf into accounts at Bank of Texas prior to December 10, 1997, provided that Texas State Bank has complied with the terms and provisions of its obligations pursuant to this section 9.11.

            In this connection, it is understood and agreed that at the time of closing of the transaction described in this Agreement, Texas State Bank, Trust Department, acting as escrow agent as specified in section 1.2.1 hereof, will be delivered funds by TRD in the amount of $500,000, which are to be held and which are, subject to the rights of Texas Regional and Koppel upon the occurrence of certain contingencies described in this section 9.11. This is the account defined in section 12.1 as the "Koppel Escrow Account." Texas State Bank, Trust Department shall cause the funds in the Koppel Escrow Account to be held in an account or accounts bearing interest at the rate of six percent (6%) per annum, with such interest being payable to Koppel on a monthly basis.

      Funds shall be disbursed pursuant to, and the contingent liability of Koppel pursuant to this provision is subject to, the following:

            (1) If any losses are sustained by Texas State Bank following closing as a result of deposits made by Tamibe prior to December 10, 1997, such losses shall first be paid out of funds on deposit by Tamibe which have been left in the general clearing account of Tamibe in the manner provided by the Agreement With Regard to Check Processing between Tamibe and Bank of Texas as herein described;

            (2) To the extent that Texas State Bank sustains losses in excess of amounts remaining in the Tamibe general clearing account as herein described, such losses shall be paid first out of the certificates of deposit described herein obtained by Bank of Texas in the total amount of $250,000;

            (3) If losses are sustained by Texas State Bank as a result of deposits made on or before December 10, 1997, by Tamibe in excess of the funds in the general clearing account of Tamibe and in excess of the $250,000 contained in the certificates of deposit referred to herein, such losses shall be paid out of the Koppel Escrow Account referred to herein, up to the aggregate additional amount of $250,000,

            (4) If losses are sustained by Texas State Bank in excess of $500,000 in addition to the funds contained in the Tamibe general clearing account based upon prior deposits made by Tamibe in Bank of Texas on or before December 10, 1997, such losses shall be shared equally by Koppel and Texas State Bank, up to a maximum additional sum of $500,000, with $250,000 being paid out of funds remaining in the aforesaid Koppel Escrow Account referred to herein and Texas State Bank incurring unreimbursed losses for all additional sums which relate to deposits previously made by Tamibe.

            (5) The maximum exposure to Koppel for deposits made by Tamibe pursuant to this section 9.11 as a result of the Tamibe account as referred to herein following the closing of this transaction shall be the sum of $500,000, and all of such losses shall be paid by Texas State Bank by offsetting such losses against the Koppel Escrow Account established at the time of closing of this transaction as described herein, provided that it is acknowledged and agreed that Texas Regional and Texas State Bank shall be deemed for all purposes to have rights and interests in such Koppel Escrow Account that are superior to those of Koppel in the amount of any losses on Tainibe accounts incurred by Texas State Bank which arc to be reimbursed from the Koppel Escrow Account to the extent of the contingent liability assumed by Koppel pursuant to this Section 9.11.

            (6) Following the closing of this transaction, subject to Texas State Bank and Texas Regional being provided with a written consent from Tamibe permitting such disclosure, Koppel shall be advised in writing promptly upon receipt of the item (but not less often than weekly) of any lost, stolen or forged items previously deposited by Tamibe into the Bank of Texas prior to December 10,1997, which Texas State Bank proposes to fund by offsetting the account balances of Tainibe in its clearing accounts, the certificates of deposit deposited by Tamibe or the Koppel Escrow Account described in this paragraph. Provided that written consent has been obtained from Tamibe as herein provided to permit Koppel to have access to such information, Koppel shall be entitled to information related to Tamibe's account balances and account activity for purposes of monitoring compliance by Tamibe with the Agreement With Regard to Check Processing referred to herein. After receipt of such notice, Koppel shall, to the extent permitted by law and Texas State Bank collection practices, be afforded five (5) working days to object to the return of any item and at all times Koppel shall be afforded the right to inspect documentation of any proposed return item;

            (7) Pursuant to this Agreement, Koppel and Texas State Bank shall each have the right, at such party's own expense, to pursue collection efforts against Maria del Pilar Oliver Gaya by reason of her unconditional guarantee of the relationship between Bank of Texas and Tamibe as referred to herein. If either party elects not to pursue such collection efforts, the other shall be entitled nonetheless to pursue such collection efforts on his or its own behalf. Each party shall bear its own expenses in pursuing any such collection efforts.

            (8) The term of the Koppel Escrow Account to be purchased at closing pursuant to section 1.2.1 above shall be for a period beginning on the date of closing and continuing until January 10, 2000. Any money remaining in the Koppel Escrow Account as of January 10, 2000, shall be paid to Koppel and Texas State Bank, TRD, and Texas Regional shall be deemed for all purposes to have discharged their obligation to pay such funds to Koppel pursuant to this Agreement, Including section 12 hereof by such payment to Koppel; and

            (9) During the period of this Agreement, neither Koppel nor his heirs, executors, assigns, designees or nominees will have any right to exercise any dominion, control or possession over the funds in the Koppel Escrow Account held by Texas State Bank Trust Department pursuant to this provision. Texas State Bank and Texas Regional shall have the sole right to exercise dominion, control and possession over the aforesaid Koppel Escrow Account, subject to the terms of this Agreement.

            d. The agreement contained in this section 9.11 shall survive any investigation made by or on behalf of any party. In the event of any disputed claim for reimbursement under this section 9.11, the claim shall be submitted to binding arbitration within thirty (30) days of the request by either the party or parties claiming reimbursement or the party or parties against whom the reimbursement obligation is claimed, each of whom shall select a qualified, commercial arbitrator. The two arbitrators so selected shall in turn select a third arbitrator who shall participate with the two arbitrators selected by the parties as an arbitration panel. The arbitrators shall in each case be qualified in arbitrating matters such as the disputed claim for reimbursement, and they shall arbitrate the dispute in accordance with applicable Commercial Arbitration Rules of the American Arbitration Association. Any ruling rendered by the arbitrators shall be final, binding and conclusive. No provision of, nor the exercise of any rights under, this article shall limit the right of any party, and the parties shall have the right during any dispute, to seek, use and employ ancillary or preliminary remedies, either legal or equitable, judicial or otherwise, for the purposes of realizing upon, preserving or protecting rights hereunder. To the extent permitted by applicable law, the arbitrator(s) shall have the power to award and allocate recovery of all costs and fees (including attorneys' fees, administrative fees and arbitrators' fees) between the parties. THE PARTIES WILL BE LEGALLY OBLIGATED TO ABIDE BY THE AWARD RENDERED BY THE ARBITRATOR(S). A COURT JUDGMENT MAY BE ENTERED UPON THE AWARD OR SUCH AWARD MAY BE ENFORCED BY INJUNCTIVE RELIEF, RECEIVERSHIP RELIEF, OR OTHER EQUITABLE RELIEF.

            e. The obligations of Koppel described in this section 9.11 shall be binding upon Koppel's heirs, legal representatives, successors and assigns.

The representations, warranties and covenants of Koppel contained in this section 9.11 shall be deemed remade as of the time of closing of the transaction herein described and shall survive the closing of the transaction described in this Agreement.


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                           TEXAS REGIONAL BANCSHARES, INC.

                                           BY: /s/ GLEN E. RONEY
                                               Glen E. Roney,
                                               Chairman of the Board
ATTEST:

/s/ ANN SEFCIK
    Secretary

                                     RAYMONDVILLE BANCORP, INC.

ATTEST:                              By: /s/ ROLLINS M. KOPPEL
                                         Rollins M. Koppel,
/s/ TERRY S. WADKINS                     Chairman of the Board
    SECRETARY
                                      /s/ ROLLINS M. KOPPEL
                                      as the sole shareholder of
                                      Raymondville Bancorp, Inc.